                         [Schering-Plough Letterhead]


                                                                    EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY                  Media Contact:       Steve Galpin, Jr.
                                                               (908) 298-7415
                                          Investor Contacts:   Alex Kelly
                                                               Janet M. Barth
                                                               (908) 298-7436

                    SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
                       FOR 2004 FOURTH QUARTER, FULL YEAR

KENILWORTH, N.J., Jan. 25, 2005 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2004 fourth quarter and full year.

      "We made enormous progress on the Stabilize and Repair phases of our six-to-eight year Action Agenda," said Fred Hassan, Schering-Plough chairman and CEO. "In 2004, the company managed severe top-line challenges while making critical investments in our long-term future. As we go into 2005, we are seeing the beginnings of top-line growth, with quarterly sales comparisons gradually moving into positive territory. In my experience, it is exceptionally challenging to turn negative sales momentum into positive performance. We are proud of this accomplishment. We now intend to drive this trend into bottom-line growth - through excellent execution, strategic investments, cost consciousness and sales dynamism. And we continue to anticipate beginning a turnaround later this year."

      Hassan highlighted some of Schering-Plough's major accomplishments in 2004 to transform the company into a long-term, high-performance competitor:

   - The on-time U.S. approval in July and successful launch of the cholesterol-lowering medicine VYTORIN while growing ZETIA to $1 billion in sales;

   - Continued progress in fulfilling consent decree obligations with the U.S. Food and Drug Administration (FDA), completing 161 of 212 significant steps and 22 of 33 validation actions without incurring any additional payments for missed deadlines;

   - Resolution of several major legacy issues, including the U.S. Attorney's Office for the Eastern District of Pennsylvania and the U.S. Department of Justice;

   - Gaining greater financial flexibility by strengthening its balance sheet through the successful issuance of Mandatory Convertible Preferred Stock in August; and

   - Expanding the company's product line and research portfolio through internal R&D advances and licensing and strategic agreements with Bayer, Toyama Chemical Co. Ltd. and ViroPharma Incorporated.

      "On the product front, the year's major milestone was without question the on-time U.S. approval and the successful launch of the cholesterol-lowering medicine VYTORIN," said Hassan. "With its dual inhibition of the two sources of cholesterol, VYTORIN offers patients a powerful new treatment option for reducing cholesterol levels." He said VYTORIN is being well accepted by managed care organizations, reflecting the product's unique profile and attractive value proposition of high efficacy and competitive pricing. "We estimate that VYTORIN has open or second tier managed care access for more than 75 percent of all U.S. covered lives, which is a huge accomplishment in such a short time frame," added Hassan.

     "It is also worth noting that at this time last year, we reported that ZETIA sales were annualizing at more than $600 million. Now, with Vytorin launched, sales of our cholesterol franchise are annualizing at significantly in excess of $1 billion. ZETIA and VYTORIN represent two of the industry's major product launches in recent years. The cholesterol market is well -established and the success of our cholesterol franchise remains pivotal to our turnaround." he said.

      VYTORIN (ezetimibe/simvastatin), a new once-daily, cholesterol-lowering therapy marketed in partnership with Merck & Co., Inc. (Merck), contains ZETIA (ezetimibe), a cholesterol-absorption inhibitor discovered by Schering-Plough, and Merck's Zocor (simvastatin) statin product. VYTORIN is the first single tablet to provide powerful LDL cholesterol reduction through dual inhibition of the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking the absorption of cholesterol in the intestine, including cholesterol from food. VYTORIN has been shown to lower LDL cholesterol by 52 percent at the recommended starting dose (10/20 mg) and 60 percent at the maximum dose (10/80 mg). In head-to-head trials, VYTORIN provided superior reductions in LDL cholesterol versus current market leaders atorvastatin (Pfizer's Lipitor(R)) and simvastatin (Zocor) across the dosing range. Results of a clinical trial reported in October 2004 showed that 82 percent of high-risk patients taking VYTORIN achieved their LDL goal of less than 100 versus only 47 percent for Lipitor at the usual starting doses of each therapy.

      Schering-Plough achieved further progress in broadening its product portfolio with several regulatory actions in 2004. The company's PEG-INTRON and REBETOL combination therapy for hepatitis C in December became the first pegylated interferon combination therapy to be available in Japan. Other products gaining approvals for additional indications or formulations included REMICADE, a treatment for immune-mediated inflammatory disorders, in the European Union (EU) and, in the United States, the allergy medicines NASONEX and CLARINEX. In addition, U.S. and EU regulatory applications were filed seeking marketing approval for the systemic antifungal posaconazole and for a new indication for the brain cancer treatment TEMODAR.

      Throughout the year, Schering-Plough aggressively pursued cost reductions and greater efficiencies while working to upgrade the company's global infrastructure. "We reinvested much of those savings, and I believe that a key factor in the success of the VYTORIN launch was the investment we made in advance to expand and train our U.S. sales force," he said.

      "During 2004, we did what we said we would do," he said. "We go into 2005 with much accomplished and still much work ahead."

      On the growing public concern about the general safety of medicines, Hassan commented, "Today our entire industry confronts a special challenge in the form of new, heightened caution among regulators, prescribers and patients. In this new environment, our fundamental commitment to building business integrity, quality and compliance in the New Schering-Plough is especially relevant."

      Regarding the American Jobs Creation Act of 2004, the company offered the following comment: "We are pleased by the passage of this important legislation," said Hassan. "While this legislation will require a tax charge, it will also allow us to repatriate significant foreign funds for productive purposes in the United States, in line with the intent of the legislation," he added.

FOURTH QUARTER 2004 RESULTS

Schering-Plough reported a net loss available for common shareholders of $856 million in the 2004 fourth quarter or 58 cents in diluted loss per common share compared with a loss in the 2003 period of $181 million or 12 cents per share. The net loss available for common shareholders and loss per share in the 2004 fourth quarter reflected a tax provision of $807 million, or 55 cents per share, relating primarily to the recently enacted tax legislation - the American Jobs Creation Act of 2004 - which allows companies to repatriate funds held by foreign subsidiaries to the United States at a much-reduced tax rate.

      Fourth quarter 2004 net sales of $2.2 billion were 12 percent higher than the 2003 period and included a favorable foreign exchange impact of 4 percent. The fourth quarter sales increase was led by U.S. and international product growth, the sales contribution from Bayer products and the positive impact from currency exchange.

      The company noted that net sales under U.S. Generally Accepted Accounting Principles (GAAP) does not include sales of the cholesterol products marketed in partnership with Merck, as the company accounts for the cholesterol joint venture under the equity method as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $400 million in the 2004 fourth quarter, up more than 140 percent from approximate net sales of $163 million in the comparable 2003 period. U.S. cholesterol joint venture net sales for the period totaled $333 million compared with $144 million in 2003, up 131 percent. VYTORIN (also marketed as INEGY and ZINTREPID) has now been approved in 25 countries, including the United States, and ZETIA (also marketed as EZETROL and ZIENT) in 72 countries. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit sharing arrangements for the cholesterol products in countries around the world. Accordingly, including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see note and table below), Schering-Plough's adjusted net sales for the fourth quarter of 2004 would have totaled $2.4 billion, an increase of $354 million or 17 percent, as compared to $2.0 billion on a similar adjusted basis in the fourth quarter of 2003.

      The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the operating profits less its share of the research and development costs in "Equity income from cholesterol joint venture." "Equity income from cholesterol joint venture" for Schering-Plough totaled $98 million in the 2004 fourth quarter versus $33 million in the fourth quarter of 2003. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

      On a reported basis, fourth quarter 2004 sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $1.7 billion, up 15 percent, with a favorable foreign exchange impact of 4 percent. Consumer Health Care sales declined 4 percent to $217 million. Animal Health sales grew 8 percent to $230 million, reflecting solid growth across core brands and a favorable foreign exchange impact of 5 percent.

      Among prescription products recording higher sales in the 2004 fourth quarter were TEMODAR, a treatment for certain types of brain tumors, and REMICADE, a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, psoriatic arthritis, Crohn's disease and ankylosing spondylitis. TEMODAR sales totaled $150 million in the 2004 fourth quarter, up 72 percent, benefiting from increased market penetration. Sales for REMICADE rose 33 percent to $212 million, due primarily to greater demand and expanded indications. Also posting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi's sarcoma, up 25 percent to $40 million, largely as a result of increased use in treating breast cancer.

      Also contributing to 2004 fourth quarter net sales growth were products under the strategic agreement with Bayer, which became effective on Oct. 1, 2004. Under the agreement, Schering-Plough gained exclusive rights in the United States and Puerto Rico to market, sell and distribute Bayer's AVELOX and CIPRO antibiotics and to undertake Bayer's U.S. commercialization activities for the erectile dysfunction medicine LEVITRA under Bayer's co-promotion agreement with GlaxoSmithKline PLC. In the Japanese market, Bayer will co-market Schering-Plough's cholesterol absorption inhibitor ZETIA when approved. Sales of the Bayer products totaled $91 million in the quarter, reflecting harmonization of trade inventory practices coupled with a mild respiratory season. Schering-Plough records its share of LEVITRA results as alliance revenue within net sales.

      In the company's prescription allergy business, global CLARINEX sales in the fourth quarter of 2004 were $162 million, up 22 percent. Sales of CLARINEX outside the United States rose 38 percent to $55 million in the fourth quarter due to market share gains and continued conversion from prescription CLARITIN. U.S. CLARINEX sales increased 15 percent to $107 million, benefiting from favorable comparisons of trade inventory adjustments. Global NASONEX sales rose 10 percent to $145 million, with U.S. sales climbing 5 percent to $81 million. In international markets, NASONEX sales were up 17 percent to $64 million as a result of market share gains and market growth.

      Although the company's hepatitis C products showed signs of market share stabilization in the 2004 fourth quarter, product sales declined versus the year-ago period due to ongoing competition in a contracting market and increased U.S. generic competition for REBETOL. Fourth quarter global sales of PEG-INTRON were down 15 percent to $138 million; sales of REBETOL were down 51 percent to $49 million.

      In Consumer Health Care, sales of OTC CLARITIN were down 22 percent to $75 million, primarily reflecting increased private label competition. Sales of foot care products rose 16 percent to $79 million, benefiting from higher sales of DR. SCHOLL'S FREEZE AWAY wart remover product.

      The company's gross margin at 62.1 percent for the 2004 fourth quarter was flat compared to the 2003 period. Schering-Plough said its ongoing focus on operational excellence in all key functions, including compliance and quality, continues to increase the overall cost structure of the company.

      Selling, general and administrative expenses rose 25 percent to $1.0 billion in the fourth quarter of 2004 versus the prior year, primarily reflecting the previously announced field force expansions to prepare for the U.S. launch of VYTORIN and the addition of more than 800 Bayer sales representatives, coupled with increased promotional spending and Bayer integration costs.

      Research and development spending for the 2004 fourth quarter totaled $406 million, up 3 percent.

      The "Other, net" line primarily reflects higher interest expense from increased borrowings stemming from the long-term debt issued in the 2003 fourth quarter, offset by higher interest income related to higher cash and cash equivalent balances resulting from the August 2004 issuance of $1.4 billion in Mandatory Convertible Preferred Stock.

      In the fourth quarter of 2004, the company recorded a tax provision of $807 million, which includes an accrual for tax at the reduced rate under the American Jobs Creation Act of 2004. This Act applies a tax rate of 5.25 percent on qualifying repatriations of funds versus the normal tax rate of 35 percent. The company intends to repatriate approximately $9.4 billion of previously unremitted foreign earnings under the Act. Also included in the fourth quarter tax provision is a valuation allowance associated with certain deferred tax assets resulting from changes in company tax planning strategies triggered by the opportunity to take full advantage of the Act.

RECENT DEVELOPMENTS

The company also offered the following summary of recent significant developments, including:

   - Launched PEG-INTRON in Japan for use in combination with REBETOL Capsules for the treatment of chronic hepatitis C - the first and only pegylated interferon-based combination therapy available in Japan (announced Dec. 10, 2004). An estimated 1.5 to 2 million Japanese are chronically infected with hepatitis C.

   - Reached an agreement with NeoGenesis Pharmaceuticals, Inc. of Cambridge, Mass., (announced Jan. 20, 2005) for Schering-Plough to acquire most of NeoGenesis' assets, subject to normal closing conditions. Financial terms of the transaction were not disclosed. NeoGenesis is a privately held biopharmaceutical company focused on applying novel screening and chemistry technologies to discover and develop small molecule drugs. Schering-Plough and NeoGenesis have had a research collaboration since 1999.

   - Merck/Schering-Plough Pharmaceuticals announced on Nov. 9, 2004, a large scale clinical outcomes trial to be conducted for VYTORIN. The trial, known as IMPROVE IT (Improved Reduction of Outcomes: VYTORIN Efficacy International Trial), will evaluate the risk reduction provided by VYTORIN 10/40 mg as compared to Zocor (simvastatin) 40 mg in reducing death and major coronary events in approximately 10,000 patients with acute coronary syndromes (ACS). The intent of the study is to evaluate the incremental reductions in cardiovascular events in these patients that VYTORIN may provide as compared to simvastatin alone.

   - Merck/Schering-Plough Pharmaceuticals announced on Oct. 28, 2004, results from a clinical trial conducted in 1,902 patients with high cholesterol showing that VYTORIN provided greater reduction in LDL ("bad") cholesterol across the dosing ranges compared to Lipitor. At the most commonly used starting doses of these two therapies, VYTORIN 10/20 mg decreased LDL cholesterol by 51 percent compared with 36 percent for Lipitor 10 mg (p<0.001). The results were presented at the 15th International Symposium on Drugs Affecting Lipid Metabolism (DALM), in Venice, Italy.

   - Gained U.S. approval for use of NASONEX Nasal Spray, 50 mcg for the treatment of nasal polyps in patients 18 years of age and older (announced Dec. 15, 2004). This represents the first and only FDA-approval of a nasal inhaled steroid for the treatment of this condition prior to surgery.

   - Reported U.S. availability of new scent-free, alcohol-free formulation of NASONEX Nasal Spray, 50 mcg. (announced Jan. 12, 2005).

   - Reported results on Oct. 31, 2004, of a pivotal investigative clinical study of posaconazole oral suspension for invasive fungal infections, which showed that posaconazole was successful in treating a wide range (20 species) of fungal infections and may have broad clinical use in the treatment of infections when other therapies have failed. The results were reported at the 44th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).

   - Expanded CLARITIN nonsedating antihistamine line in Japan with the introduction of instantly dissolving CLARITIN REDITABS (announced Nov. 24,
      2004).

   - Received six-month priority review from FDA (announced Oct. 29, 2004) of a Supplemental New Drug Application for TEMODAR in the treatment of gliomas, a form of brain tumors. The application was submitted to FDA in September 2004.

   - Filed an application with the European Medicines Agency (EMEA) (announced Nov. 3, 2004) seeking centralized Marketing Authorization in the European Union (EU) for the use of TEMODAL Capsules (sold as TEMODAR in the United States) for the treatment of patients with newly diagnosed glioblastoma multiforme concomitantly with radiotherapy and then as adjuvant treatment. Glioblastoma multiforme is a form of brain tumor.

FOURTH QUARTER 2004 CONFERENCE CALL AND WEBCAST

Schering-Plough will conduct a conference call today at 8 a.m. (ET) to review the 2004 fourth quarter and full year results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. on Jan. 25 through 5 p.m. on Jan. 27. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 2568524.

      A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the "Presentations/Webcasts" link. A replay of the webcast will be available starting at approximately 11 a.m. on Jan. 25 through 5 p.m. on Jan. 31.

      NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company's overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader's understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture.

      Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture's net sales are included as a component of operating profits in the calculation of the company's "Equity income from cholesterol joint venture."

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 relating to the company's business prospects, trends in top and bottom line performance, the timing of the anticipated turnaround and resulting growth prospects, the future impacts of the American Jobs Creation Act of 2004 and the potential of certain products including ZETIA, VYTORIN and posaconazole. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. There are no guarantees about any of the forward-looking statements, Schering-Plough stock or Schering-Plough's business. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company's (and the cholesterol joint venture's ) marketed and pipeline products; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; regulations and legislation; label/use changes and concerns of prescribers or patients relating to Schering-Plough products, other companies' products or pharmaceutical products generally; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company. For further details and a discussion of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough's Securities and Exchange Commission filings, including the company's 8-K being filed today. The company does not assume any obligation to update any forward-looking statements.

      Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

SCHERING-PLOUGH CORPORATION

Report for the fourth quarter and twelve months ended December 31 (unaudited):
(Amounts in millions, except per share figures)

                                                                         Fourth Quarter                 Twelve Months
                                                                 -----------------------------    -------------------------
                                                                   2004       2003         %       2004       2003       %
                                                                 -------    -------      -----    -------    -------    ---
Net Sales ....................................................   $ 2,184    $ 1,948         12    $ 8,272    $ 8,334     (1)
Cost of Sales ................................................       829        739         12      3,070      2,833      8
Selling, General
     and Administrative ......................................     1,026        821         25      3,811      3,474     10
Research and Development a/ ..................................       406        395          3      1,607      1,469      9
Other, Net ...................................................        33         10        N/M        146         59    N/M
Special Charges b/ ...........................................        15        229        (93)       153        599    (74)
Equity (Income) from
     Cholesterol Joint Venture ...............................       (98)       (33)       N/M       (347)       (54)   N/M
                                                                 -------    -------               -------    -------

Loss Before Income Taxes .....................................       (27)      (213)        87       (168)       (46)   N/M
Income Tax Expense/(Benefit) .................................       807        (32)       N/M        779         46    N/M
                                                                 -------    -------               -------    -------
Net Loss .....................................................   $  (834)   $  (181)       N/M    $  (947)   $   (92)   N/M
                                                                 =======    =======               =======    =======

Dividends on Preferred Shares ................................        22          -        N/M         34          -    N/M
                                                                 -------    -------               -------    -------
Net Loss Available for
    Common Shareholders ......................................   $  (856)   $  (181)       N/M    $  (981)   $   (92)   N/M
                                                                 =======    =======               =======    =======

Diluted Loss per Common Share ................................   $ (0.58)   $ (0.12)       N/M    $ (0.67)   $ (0.06)   N/M
                                                                 =======    =======               =======    =======

Effective Tax Rate c/ ........................................       N/M       15.0%                  N/M        N/M

Average Common Shares
   Outstanding - Diluted .....................................     1,473      1,470                 1,472      1,469

Actual Number of Common Shares
   Outstanding at December 31 ................................     1,474      1,471                 1,474      1,471

The Company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

N/M - Not a meaningful percentage

a/ Research and development in the twelve months of 2004 includes an $80 million upfront payment in conjunction with the licensing from Toyama Chemical Company LTD. of garenoxacin, a quinolone antibiotic in development.

b/ Special Charges for the fourth quarter ended December 31, 2004 included $8 million of employee termination costs and $7 million of closure costs associated with the exit from a small European research-and-development facility. Special charges for the twelve months ended December 31, 2004 included $119 million of employee termination costs, as well as $27 million of asset impairment charges and $7 million of closure costs primarily related to the aforementioned research-and-development facility. Special Charges for the fourth quarter of 2003 included $179 million of employee termination costs, primarily related to the VERP in the United States, as well as $50 million of asset impairment charges related to certain fixed and intangible assets. Special charges for the full year 2003 also included the $350 million provision to increase litigation reserves recorded in the third quarter, as well as $20 million of asset impairment charges related to manufacturing facility assets recorded in the second quarter.

c/ In the fourth quarter ended December 31, 2004, the Company recorded the impact of the intended repatriation of funds under the American Jobs Creation Act. For the full year 2003, the effective tax rate was 15% excluding the $350 million non-tax deductible provision to increase litigation reserves.

SCHERING-PLOUGH CORPORATION

Report for the period ended December 31 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)

                                                 Fourth Quarter                    Twelve Months
                                             -----------------------          ----------------------
                                              2004       2003     %             2004      2003    %
                                             ------     ------   ---          -------    ------  ---
GLOBAL PHARMACEUTICALS                       $1,737     $1,509    15          $ 6,417    $6,611   (3)
        Remicade                                212        159    33              746       540   38
        Clarinex / Aerius                       162        133    22              692       694    0
        Temodar                                 150         87    72              459       324   42
        Nasonex                                 145        132    10              594       500   19
        PEG-Intron                              138        162   (15)             563       802  (30)
        Integrilin                               81         46    75              325       306    6
        Claritin Rx*                             80         81    (1)             321       328   (2)
        Intron A                                 79        107   (26)             318       409  (22)
        Subutex                                  50         41    21              185       144   29
        Rebetol                                  49        100   (51)             287       639  (55)
        Avelox                                   44         --   N/M               44        --  N/M
        Cipro                                    43         --   N/M               43        --  N/M
        Elocon                                   42         33    27              168       154    9
        Caelyx                                   40         32    25              150       111   35
        Other Pharmaceuticals                   422        396     7            1,522     1,660   (8)

CONSUMER HEALTH CARE                            217        225    (4)           1,085     1,026    6

     OTC                                        121        147   (17)             578       588   (2)

        OTC Claritin                             75         97   (22)             419       432   (3)

     FOOT CARE                                   79         68    16              331       292   13

     SUN CARE                                    17         10    68              176       146   20

ANIMAL HEALTH                                   230        214     8              770       697   10

CONSOLIDATED NET SALES                       $2,184     $1,948    12          $8,272    $8,334   (1)
                                             ======     ======                =======    ======

N/M - not a meaningful percentage

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are reported in the OTC Claritin line within Consumer Health Care. The prior period has been reclassified accordingly.


NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

       Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION

Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

                                                         Three-Months Ended December 31
                                                                  (unaudited)
                                                         ------------------------------
(Dollars in Millions)                                    2004                     2003
---------------------                                    -----                   ------
NET SALES, AS REPORTED                                   $2,184                  $1,948

Net Sales, Cholesterol Joint Venture                        400                     163

50 percent of Cholesterol Joint Venture Net Sales           200                      82

Adjusted net sales                                       $2,384                  $2,030
                                                         ======                  ======

                                                         Three-Months Ended September 30
                                                                  (unaudited)
                                                         -------------------------------
(Dollars in Millions)                                     2004                    2003
---------------------                                    ------                  -------
NET SALES, AS REPORTED                                   $1,978                  $ 1,998

Net Sales, Cholesterol Joint Venture                        340                      135

50 percent of Cholesterol Joint Venture Net Sales           170                       68

Adjusted net sales                                       $2,148                  $ 2,066
                                                         ======                  =======

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company's overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader's understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture's net sales are included as a component of operating profits in the calculation of the company's "Equity income from cholesterol joint venture."